EXHIBIT 99.1

Dex Media, Inc. Reports Second Quarter Financial Results

Debt Pay Down of $117 Million Continues to
Demonstrate Deleveraging Capabilities

DENVER — August 12, 2004 — Dex Media, Inc. (NYSE: DEX) today announced consolidated results for its second quarter ended June 30, 2004.

For the second quarter 2004, Dex Media, Inc. (“Dex Media”) reported $396.7 million in revenue, $111.2 million in operating income and $4.1 million in net loss, or basic and diluted loss per share of $0.04. Adjusted to exclude the effects of purchase accounting on its revenue and cost of revenue related to the acquisition of Dex East and Dex West, Dex Media would have reported $412.1 million in revenue, a 1.3 percent increase over the same Combined1 period in 2003, and $123.3 million in operating income.

Dex Media generated cash from operating activities of $121.5 million in the second quarter of 2004 and free cash flow* of $109.4 million. This free cash flow*, along with accumulated cash balances, was utilized by Dex Media and its subsidiaries to pay down aggregate bank debt of $117.0 million in the second quarter of 2004.

Dex Media consolidates the operations of its indirect, wholly-owned subsidiaries, Dex Media East, Dex Media West and Dex Media Service. Dex Media has no business operations of its own and derives all of its cash flows and liquidity from its operating subsidiaries. On July 27, 2004, Dex Media completed its initial public offering (“IPO”). From its issuance of 19,736,842 shares of common stock at a price of $19 per share, Dex Media received net proceeds of $359.1 million which were partially used to redeem all of our outstanding 5% Series A Preferred Stock for approximately $128.5 million including accrued and unpaid dividends. The remainder of the net proceeds will be used to redeem approximately $183.8 million of Dex Media East’s Senior Subordinated Notes and $18.2 million of Dex Media West’s Senior Subordinated Notes.

“I am pleased with the quarterly results that we are reporting today,” said George Burnett, president and CEO of Dex Media. “This was a solid, no surprises quarter for Dex Media. We delivered revenue growth consistent with our total year guidance, we paid down our debt consistent with our plan and expectations and made significant progress in achieving our operational objectives for the year, including the installation of the first phase of Amdocs. Consistent with our strategy of extending our value through the Internet, we achieved the leading usage share among all Internet Yellow Pages in the Dex region and signed our first major Internet distribution agreement.”

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Six-Month Consolidated Results

Dex Media reported $784.9 million in revenue, $218.4 million in operating income and $14.6 million in net loss for the six months ended June 30, 2004. Adjusted to exclude the effects of purchase accounting, Dex Media would have reported $823.0 million in revenue, a 1.2 percent increase over the same Combined period last year, and $246.8 million in operating income for the six months ended June 30, 2004.

Cash provided by operating activities for the six months ended June 30, 2004, was $251.8 million, which generated free cash flow* of $212.4 million. This free cash flow*, along with accumulated cash balances was used to pay down aggregate bank debt of $222.0 million in the first six months of 2004.

EBITDA* (earnings before interest, taxes, depreciation and amortization) for the six months ended June 30, 2004 was $438.3 million. Adjusted to exclude the effects of purchase accounting, Dex Media would have reported EBITDA, as adjusted* of $466.7 million, a 1.9 percent increase over the same Combined period in 2003. The EBITDA, as adjusted*, margin2 of 56.7 percent for the six months ended June 30, 2004, is comparable to the EBITDA, as adjusted* margin of 56.4 percent for the same Combined period in 2003.

Second Quarter Results, Excluding the Effects of Purchase Accounting

The following financial results exclude the effects of purchase accounting in the second quarter 2004 and 2003, unless otherwise indicated.

Dex Media reported second quarter 2004 revenue of $412.1 million, an increase of 1.3 percent compared to the same Combined period in 2003. Multiple factors contribute to changes in revenue, and although no single factor can be distinguished as the primary cause, improvements in product mix and pricing, combined with stable account renewal, contributed to our increased directory services revenue. Volume related factors include quantity of advertisements sold, the introduction of new directories, the sale of new products (including Internet products) and the volume of promotional services obtained from our advertisers in exchange for our publication of their advertisement in our directories. Pricing factors include price increases related to our standard rates that may be made from time to time in varying markets for varying categories, offset by discount programs that may be initiated in local markets for certain advertiser headings.

Second quarter 2004 gross margin was 69.5 percent compared to 69.1 percent for the Combined second quarter 2003.

General and administrative expense of $52.8 million (12.8 percent of revenue) in the second quarter was comparable to the $52.0 million reported for the Combined second quarter of 2003. The nominal increase in general and administrative expense for the quarter was primarily due to increases in employee costs, advertising expense and contracting and professional fees, offset by a decrease in bad debt expense.

Second quarter 2004 EBITDA, as adjusted* was $233.8 million compared to $224.3 million for the Combined second quarter of 2003, an increase of 4.2 percent. The EBITDA, as adjusted* margin of 56.7 percent for the second quarter of 2004 was

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comparable to the 55.2 percent margin achieved for the same Combined period in 2003. Second quarter 2004 net loss was $4.1 million compared to $46.6 million net income for the Combined second quarter 2003, including the effects of purchase accounting. Combined 2003 results are not comparable to consolidated 2004 results.3

Free Cash Flow* and Debt

For the second quarter ended June 30, 2004, Dex Media reported cash provided by operating activities of $121.5 million and free cash flow* of $109.4 million. The capital expenditures of $12.1 million in the second quarter related primarily to software development costs associated with the implementation of Amdocs.

Dex Media’s free cash flow* for the second quarter along with accumulated cash balances were used to pay down aggregate bank debt of $117.0 million in the quarter.

At June 30, 2004, Dex Media had long term debt of:

(In millions)	June 30, 2004
Bank Credit Facilities	$2,984.9
Notes Outstanding	3,163.2

$6,148.1

Total leverage (total indebtedness) divided by the trailing 12-month adjusted consolidated EBITDA was 6.5x4 at June 30, 2004.

Cash interest of $111.9 million was paid in the quarter ended June 30, 2004.

On June 11, 2004, Dex Media’s subsidiaries entered into amended and restated credit agreements. The amendments were structured to, among other things, allow for the utilization of primary IPO proceeds as designated by Dex Media and for the potential to pay dividends on common stock. In addition, the applicable margins on the revolving credit facilities, Tranche A term loans and Tranche B term loans were reduced.

Dex Media’s interest rate based on its weighted average cost of debt at June 30, 2004, was 6.7 percent.

Other Financial and Operational Highlights

•	Announced a comprehensive distribution agreement with InfoSpace, which will expand the reach of Dex Media’s advertisers to include approximately six million users who visit InfoSpace’s Switchboard.com online Yellow Pages destination site each month.

•	Market research firm comScore named DexOnline.com the most used Internet Yellow Pages in the Dex Media region.

•	Installed the first phase of the Amdocs system in the Pacific Northwest region with a platform that automates and integrates directory production.

•	Moody’s Investor Service upgraded its ratings on all of Dex Media’s debt after the closing of the IPO.

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•	Standard and Poor’s raised the outlook on all of Dex Media’s debt from negative to stable.

•	Dex Media, Inc.’s S-4 registration statement, related to Dex Media’s notes and discount notes, was declared effective on August 6, 2004. The exchange offer is expected to be completed in a timely fashion.

*Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media also discloses EBITDA, EBITDA, as adjusted, and free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service, capital expenditures and working capital requirements. Dex Media does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define similar measures differently.

The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net income (loss). The following table presents a reconciliation of net income (loss) to EBITDA and EBITDA, as adjusted, for consolidated 2004 results compared to Combined 2003 results (in millions):

	Second Quarter			Six Months
	Ended June 30,			Ended June 30,
	2004	2003[1]	% Chg	2004	2003[1]	% Chg
Net income (loss)	$(4.1)	$46.6		$(14.6)	$95.4
Depreciation & amortization	7.4	5.2		13.7	10.2
Amortization of intangibles	103.1	53.6		206.2	107.2
Interest expense — net	117.6	81.9		241.9	161.6
Income tax provision (benefit)	(2.3)	27.4		(8.9)	55.5

EBITDA	221.7	214.7	3.3%	438.3	429.9	2.0%
Effects of purchase accounting:
Revenue	15.4	13.6		38.1	38.2
Cost of revenue	(3.3)	(4.0)		(9.7)	(9.9)

EBITDA, as adjusted*	233.8	224.3	4.2%	466.7	458.2	1.9%

Revenue	$396.7	$393.1		$784.9	$774.6
Effects of purchase accounting	15.4	13.6		38.1	38.2

Revenue, adjusted to exclude the effects of purchase accounting	412.1	406.7	1.3%	823.0	812.8	1.2%

EBITDA, as adjusted*, margin	56.7%	55.2%		56.7%	56.4%

The most directly comparable GAAP measure to free cash flow is cash provided by operating activities. The following table presents a reconciliation of cash provided by operating activities to free cash flow for consolidated 2004 results compared to Combined 2003 results (in millions):

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	Second Quarter	Six Months
	Ended June 30,	Ended June 30,
	2004	2004
Cash provided by operating activities	$121.5	$251.8
Capital expenditures	(12.1)	(39.4)

Free cash flow	109.4	212.4

Footnotes

1 This presentation reflects the aggregation of Dex Media results and the operations of Dex West prior to its acquisition on September 9, 2003 (“Combined”). The presentation of Combined results for the quarter and the six months ended June 30,2003, is not in accordance with GAAP. We have presented the Combined results in order to provide a more meaningful discussion of the period presented.

2 EBITDA, as adjusted*, margin is defined as EBITDA, as adjusted*, divided by revenue, excluding purchase accounting.

3 The Combined 2003 results are not comparable to the consolidated 2004 results due to interest costs on Qwest indebtedness prior to the Dex West acquisition on September 9, 2003. In addition, in connection with the acquisition of Dex West, we acquired intangible assets subject to amortization and incurred significant indebtedness.

4 As defined by Dex Media’s credit facilities, total leverage is the ratio of total indebtedness to adjusted consolidated EBITDA* for the period of four consecutive fiscal quarters. Total indebtedness is the aggregate principal amount of indebtedness that would be reflected on a balance sheet prepared in accordance with GAAP. Adjusted consolidated EBITDA* is EBITDA, as adjusted*, with any significant non-recurring and non-cash expense items added back.

Second Quarter Conference Call

A conference call will be held Thursday, August 12, 2004, at 11 a.m. Eastern Daylight Time. The domestic dial-in number is 888-243-0812 and the international number is 703-736-7293. The conference ID is 513192. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media’s web site at www.dexmedia.com.

Please note: All statements made by Dex Media officers on this call are the property of Dex Media and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media.

About Dex Media, Inc.

Dex Media, Inc. (NYSE: DEX) is the indirect parent company of Dex Media East LLC, Dex Media West LLC and Dex Media Service LLC. The company, through its subsidiaries, provides local and national advertisers with industry-leading directory and

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Internet solutions. As the exclusive publisher of the official White and Yellow Pages directories for Qwest Communications International Inc., Dex Media published 259 directories in 2003 in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

In 2003, Dex Media generated combined revenue of approximately $1.6 billion on a pro forma basis after giving effect to the acquisition of Dex West. Dex Media printed and distributed approximately 43 million print directories and CD-ROMs and served more than 400,000 local and 4,000 national advertiser accounts in 2003. Dex Media’s leading Internet-based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dex Media to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors which could materially affect such forward-looking statements can be found in Dex Media’s filings with the Securities and Exchange Commission, including risk factors. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact

Pat Nichols	Brooke Martellaro
303-784-1555	866-545-2900
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com

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